Exhibit 10.1

QUOTA PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS
By the present private instrument, on the one hand:

TRANSAX LIMITED, a company duly incorporated and validly existing pursuant to the laws of the State of Colorado, United States of America, with its principal place of business at 1133 S. University Drive, Suite 210, Plantation, Florida, 33324, United States of America, enrolled in the National Register of Corporate Taxpayers of the Ministry of Finance (“CNPJ/MF”) under number 05.733.771/0001-01, herein represented pursuant to its articles of incorporation (“Seller”);

And, on the other hand:

QC HOLDING I PARTICIPAÇÕES S.A, a company  with its principal place of business in the City of São Paulo, State of São Paulo, at Alameda Santos, nº 415, 14º floor (part), enrolled in the National Register of Corporate Taxpayers of the Ministry of Finance (“CNPJ/MF”) under number 11.992.680/0001-93, herein represented pursuant to its bylaws (“Buyer”)

Seller and Buyer being hereinafter denominated jointly “Parties” or, individually, “Party”,
And also, in the capacity as intervening consenting parties and parties for purposes of Clause 3.1(iv):

AMÉRICO MENDES DE CASTRO, Brazilian, divorced, economist, resident and domiciled in the City of Vassouras, State of Rio de Janeiro, at Avenida das Mimosas, n° 961, Cinco Lagos, CEP 27700-000, bearer of identity card RG No. 02.081.192-3 (SSP/SP) and enrolled in the Individual Taxpayers’ Registry of the Ministry of Finance (“CPF/MF”) under number 130.176.677-15 (“Américo”); and

MEDLINK CONECTIVIDADE EM SAÚDE LTDA., a limited liability company with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, nº 440, 4º andar, Botafogo, CEP 22250-040, enrolled in CNPJ/MF under number 02.538.933/0001-62, herein represented pursuant to its articles of association (“Medlink”),

RECITALS:

(i)         on the date hereof and upon implementation of the Assignment, as defined below, Seller is the sole and lawful owner and holder of eight million, four hundred and twenty-three, eight hundred and seven (8,423,807) quotas of a par value of one Real (R$ 1,00) each, fully subscribed and paid-up, representing one hundred per cent (100%) of the capital stock of Medlink (“Quotas”);

(ii)        the Quotas are free and clear from any and all Liens;

(iii)       Medlink is engaged in activities consisting of the rendering of connectivity services, including solicitation, routing, authorization and billing of outpatient hospital services, dental services and hospitalizations services for companies that operate in the health care and insurance sector such as medical and/or dental service operators, group medicine, medical cooperatives, health insurance companies, self-management companies, including the lease of equipment and the licensing of computer software and relevant technical support (“Business”);

(iv)       it is in the best interest of the Buyer to purchase from Seller and it is in the best interest of Seller to sell all the Quotas to Buyer;

THE PARTIES RESOLVE to execute this Quota Purchase and Sale Agreement and Other Covenants (“Agreement”), with due regard for the following terms and conditions:

Chapter I

Definitions

1.1         Definitions. Capitalized words, either in this singular or plural form, in the masculine or feminine gender, found in this Agreement shall have the meanings assigned to them in Exhibit 1.1 to this Agreement.

Chapter II

Purpose

2.1         Purchase and Sale of the Quotas. Subject to the terms and conditions of this Agreement, Seller hereby undertakes to sell to the Buyer, and the Buyer, hereby, in an irrevocable and irretractable manner, undertakes to purchase from Seller all Quotas, together with everything they represent, completely free and clear from any Liens, for the Purchase Price indicated in Clause 2.2 below.

2.2         Purchase Price. As consideration for the purchase and sale of the Quotas hereby agreed and for the noncompetition obligation provided for by Clause 10.1 below, Buyer, on the date hereof, shall pay Seller the total amount, in Reais, equivalent to two hundred and ninety eight thousand, four hundred and ninety five U.S. dollars and eight cents (US$ 298,495.08) (“Purchase Price”) by means of a wire transfer to Seller’s checking account indicated in Exhibit 2.2.

2.2.1      With regard for the payment of the Purchase Price to Seller, Buyer shall pay, together with the amounts already paid, any amounts necessary to ensure that Seller receives the total value of the Purchase Price, as if such tax withholdings or payments were not levied.

2.2.2      Any and all costs and expenses necessary to implement the transfer of funds mentioned in Clause 2.2 above shall be borne by Buyer.

2.2.3      Upon payment of the Purchase Price, Seller gives to Buyer the most complete, full, general, irrevocable and irretractable release in relation to the Purchase Price, so that Seller does not have anything else to claim from Buyer, on any account and at any time.

2.2.4 The purchase and sale of the Quotas set forth in this Agreement has as premise the repayment of the Loans for the Repayment of the Loans Amount, as defined below.

Chapter III

Acts to be Implemented on the Date Hereof and After the date Hereof

3.1        Acts to be Implemented on the Date Hereof. On the date hereof, for purposes of implementing the acquisition of the Quotas and related acts, the Parties shall carry out the following acts, which shall be performed according to the following steps:

(i)         execution, by the Parties, of the amendment to the articles of association of Medlink, which shall include, among other matters, (a) the assignment and transfer of the only quota held by Américo to Seller (“Assignment”), (b) the assignment and transfer of the Quotas held by Seller to the Buyer, and (c) increase of Medlink’s capital in the total amount in Reais equivalent to one million, four hundred and one thousand, five hundred and four United States dollars and ninety two cents (US$ 1,401,504.92) to be fully subscribed and paid up by the Buyer pursuant to the draft amendment contained in Exhibit 3.1 (i);

(ii)        submission, by Seller, of the following no liability certificates (or liability certificates with clearance effects) issued on behalf of Medlink, which shall be valid at least until ten (10) days on the date hereof: (a) Debit Certificate relative to Social Security Contributions and Third Party Contributions for the specific purpose of transfer of corporate control, issued by the Federal Revenue Office of Brazil; (b) Certificate of Good Standing as regards the Unemployment Severance Fund (Fundo de Garantia por Tempo de Serviço – FGTS), issued by Caixa Econômica Federal; (c) Joint Debit Certificates relative to Federal Taxes and Federal Overdue Tax Liability, issued together by the Federal Revenue Office of Brazil and by the National Attorney General’s Office;

(iii)       execution of the exchange agreement, as well as submission by Medlink to the Seller of the SWIFT payment order proving the remittance, by Medlink, to Seller, of the total amount in Reais equivalent to one million, four hundred and one thousand, five hundred and four United States dollars and ninety two cents (US$ 1,401,504.92) (“Repayment of the Loans Amount”), relative to the repayment of the loan agreements executed between Medlink and Transax, as listed in Exhibit 3.1(iii) to this Agreement (“Loans”), with all costs and expenses deriving from such remittance to be borne by Medlink, including Medlink obligation to include in the values paid the amounts necessary to ensure that Seller receives the full Repayment of the Loans Amount, as if such possible tax withholdings or payments did not apply;

(iv)       submission, by the Seller and Buyer, of a corporate approval according to its articles of incorporation in order to evidence the approval of the purchase and sale of the Quotas and the transactions provided for in this Agreement; and

(v)        payment of the Purchase Price by Buyer, as provided for by Clause 2.2 above.

3.1.1     Each act described in Clause 3.1 above are acts reciprocally dependent on the other and the Parties, Américo and Medlink intend that an individual act shall not be effective if the remaining ones are not implemented.

3.1.2     The Parties hereby undertake to take any and all measures necessary to (i) file the amendment to the articles of association mentioned in Clause 3.1 (i) above before the Board of Trade of the State of Rio de Janeiro no later than thirty (30) days counting as from the date hereof; (ii) update the records of Medlink before the public bodies in which it is enrolled, as applicable including, without limitation, CNPJ/MF; (iii) write-off of information concerning the corporate interest held by Seller in Medlink existing in Sistema de Informações do Banco Central do Brasil – SISBACEN, the Information System of the Central Bank of Brazil, in the so-called Registro Declaratório Eletrônico – Investimento Externo Direto - RDE-IED (Electronic Declaratory Record – Direct External Investment) module no later than thirty (30) days counting from the date of filing of the amendment to the articles of association mentioned in Clause 3.1 (i) above with the Board of Trade of the State of Rio de Janeiro; and (iv) write-off information relative to the Loans existing in the Sistema de Informações do Banco Central do Brasil – SISBACEN, Registro de Operações Financeiras – ROF (Financial Transaction Record) module no later than thirty (30) days counting from the date of execution of the corresponding exchange agreement.

3.2        Acts to be Implemented After the Date Hereof. Medlink, within ninety (90) days as from the date hereof, shall return to Seller the Postilion Network Processor Software, jointly with related licenses, corporate manuals and other related documents, and delivery by Medlink of a release letter in respect to such software in the form provided in Exhibit 3.2, which shall include, among other issues, the commitment of Buyer and Medlink to cease to use all the Postilion Network Processor Software and related documents.

3.2.1     Buyer shall cause Medlink to engage BDO Auditores Independentes, at Medlink’s expense, to prepare audit reports of the financial statements related to the period of January 1, 2011 until March 31, 2011, if Seller makes such request until April 30, 2011. In this case, Buyer shall deliver to Seller the audit reports no later than 45 (forty five) days after such request by Seller.

Chapter IV

Seller’s Representations and Warranties

4.1        Representations and Warranties Made by Seller. As of the date hereof, Seller represents and warrants to Buyer, in relation to itself and in relation to Medlink, as the case may be, that:

4.1.1     Medlink (i) has been legally incorporated pursuant to the laws of the Federative Republic of Brazil; (ii) its articles of incorporation are duly filed before the Board of Trade of the State of Rio de Janeiro; (iii) it has not petitioned for judicial or extrajudicial recovery or bankruptcy, neither has its bankruptcy been requested or decreed; (iv) except for the provisions of Exhibit 4.1.1, it does not have any branches, agencies, warehouses, distribution centers or representation offices; and (v) it does not hold any corporate interest in other companies, entities or consortium in the capacity as shareholder, partner, associated company remember, as applicable.

4.1.2     As of this date, upon implementation of the Assignment, Seller is the sole and lawful owner and holder of eight million, four hundred and twenty-three thousand, eight hundred and seven (8,423,807) quotas of a par value of one Real (R$ 1,00) each, fully subscribed and paid-up, representing one hundred per cent (100%) of the capital stock of Medlink. The abovementioned quotas are free and clear from any Liens and are not subject to any option or promise of purchase and sale or the like, neither have they been offered as pledge or guarantee or are the object of any dispute, and that there exist no other securities of any other company that may be converted or exchanged for quotas issued by Medlink, already issued or pending issuance.

4.1.3     This Agreement is valid and effective and constitutes binding rights and obligations, being a legal, valid, and binding obligation, enforceable according to its provisions.  Seller holds full civil competence to hold and transfer the Quotas and to execute this Agreement and other documents related to the purchase and sale object of this Agreement, as well as to comply with the obligations set forth herein.

4.1.4     The execution and/or implementation of this Agreement does not violate any law, norm, regulation, court decision or arbitration award or decision of any Government Authority, nor any agreement, contract, commitment, obligation, understanding or restriction of any nature to which Seller is a party or is subject including, without limitation, any third party’s right of first refusal.

4.1.5     No other approval, annotation or registration with any Government Authority, or notice, by Seller, to any Government Authority, and no authorization, permit, consent or approval of any Government Authority will be necessary for the execution of this Agreement by Seller or for the pursuance, by Seller, of the transactions provided for in this Agreement.

4.1.6     There exist no quotaholders’ agreements, shareholders’ agreements or any voting agreements executed by Medlink, annotated or otherwise filed at the head office of Medlink.

4.1.7     As of this date, the capital stock of Medlink is equal to eight million, four hundred and twenty-three thousand, eight hundred and seven Reais  (R$ 8.423.807,00) divided into eight million, four hundred and twenty-three thousand, eight hundred and seven (8,423,807) quotas of a par value of one Real (R$ 1,00) each, fully subscribed and paid-up.  The capital stock of Medlink held by Seller is duly registered and regularized with the Central Bank of Brazil and complies with the applicable legislation.

4.2        The validity and veracity of the representations and warranties mentioned above as of this date and on the date hereof are conditions precedent to the present Agreement.

4.3        Each and every representation and warranty hereby made by Seller is endowed with an independent and autonomous nature and shall not be limited by reference or interference of any other representation, warranty, term or condition existing in this Agreement.

Chapter V

Representations and Warranties of the Buyer

5.1        Representations and Warranties made by the Buyer. As of this date, Buyer individually and severally represents and warrants to Seller that:

5.1.1     Buyer is a corporation legally incorporated pursuant to the laws of the federative Republic of Brazil, its charters have been duly filed with the Board of Trade of the State of São Paulo and holds necessary authorization to enter into this Agreement.

5.1.2     This Agreement is valid and effective and constitutes binding rights and obligations and represents a legal, valid and binding obligation, enforceable according to its provisions and irrevocably and irretractably regulates the acquisition of the Quotas with the consequent assumption of Medlink`s assets and liabilities existing as the date hereof.

5.1.3     This Agreement does not violate any law, norm, regulation judicial or arbitration decision or decision of any Government Authority, nor any contract, agreement, commitment, obligation, understanding or restriction of any nature to which Buyer is party or subject including, without limitation, any third party right of first refusal.

5.1.4     No other approval, annotation or filing with any government body, or notice by the Buyer to any government body, and no authorization, permit, consent or approval by any government bodies shall be necessary for the execution of this Agreement by Buyer or for the pursuance, by Buyer, of the transactions provided for in this Agreement, except for the approval of the Antitrust Authorities.

5.2        The validity and veracity of the representations and warranties mentioned above as of this date and on the date hereof constitutes a condition precedent to this Agreement.

5.3        Each and every representation and warranty now made by Buyer is endowed with an independent and autonomous nature and shall not be limited by reference or interference of any other representation, warranty, term or condition existing in this Agreement.

Chapter VI

Indemnification Obligations

6.1        Seller’s Obligation to Indemnify Buyer and/or Medlink. Irrespective of intent or gross negligence, Seller will be liable to Buyer and/or Medlink, for the full amount deriving from any loss, complaints, contingencies, responsibilities, consequential damages, loss of profits, indemnification, debts, liabilities, obligations, lawsuits, notifications, costs and court deposits, costs relative to arbitration proceedings, loss of suit fees, expert fees, administrative and/or contractual penalties (“Loss”) experienced by Buyer or by Medlink, as the case may be, after any decisions become final or the rendering of any arbitration award in which such Loss are discussed, as a consequence of:

(i)         failure, error, omission, inaccuracy or inveracity of any representation or warranty made in Chapter IV; and

(ii)        default, whether total or partial, by Seller, on any obligations set forth in this Agreement.

6.2.       Buyer’s and/or Medlink’s Obligation to Indemnify Seller. Irrespective of intent or gross negligence, Buyer and/or Medlink, as the case may be, shall be responsible before Seller, for the full amount deriving from any Loss experienced by Seller, after any decisions become final or the rendering of any arbitration award in which such Loss are discussed, as a consequence of:

(i)         failure, error, omission, inaccuracy or inveracity of any representation or warranty made in Chapter V; and

(ii)        default, whether total or partial, by Buyer and/or Medlink, on any obligations set forth in this Agreement.

6.3        Notwithstanding the provisions of Clause 6.1 and 6.2 above, for the purposes of this Agreement, the Loss shall be considered to have occurred upon the disbursement of any amounts related to a Loss, including the amounts relative to attorney’s and loss of suit fees.

6.4        Seller undertakes to reimburse Buyer and/or Medlink within thirty (30) days counting from the date in which the Loss is identified.  Similarly, Buyer and/or  Medlink undertake to reimburse Seller within thirty (30) days counting from the date in which the Loss is identified.

6.5        The obligation to indemnify provided for in this Chapter VI shall be effective for six (6) years counting from the date hereof, except with regard to judicial, administrative or arbitration proceedings commenced before termination of the term mentioned in this Clause, in relation to wage the obligation to indemnify shall only cease to exist upon full satisfaction and termination of such event.

6.6        With regard to judicial claims or administrative proceedings that may give rise to any Loss (“Third Party Claim”), the indemnifiable Party shall give notice to the indemnifying Party, with due regard for the provisions of Clause 6.6.1 below, no later than fifteen (15) days after the receipt of any notification, notice or service of process related to any such Third Party Claim, but never after one third of the term available for submission of the defense or applicable measure against the abovementioned Third Party Claim, specifying its nature and the probable estimated amount of the indemnification (the estimate of which shall not be conclusive on the final amount of the Third Party Claim) (“Notice of Demand”).

6.6.1     Medlink shall assume the defense in any Third Party Claim, unless the indemnifiable Party informs the indemnifying party, no later than ten (10) days after receipt of the Notice of Demand, that it will assume the defense in the Third Party Claim.  Should the indemnifiable Party assume the defense in the Third Party Claim, it will not be entitled to settle without the prior and express consent of the indemnifying Party.

6.6.2     Should be indemnifiable Party accept the defense in any Third Party Claim, the indemnifying Party may participate, and its own expense, provided as such participation is permitted by the applicable law.  Should the indemnifiable Party be the Seller, Buyer also undertakes to cooperate and have Medlink cooperate with Seller in the defense of such Third Party Claim.

6.6.3     In order to appropriately pursue the defense in any Third Party Claim, Seller shall have, at any time, full and free access to all books, files and other records and documents pertaining to Medlink, as well as access to in-house lawyers or those retained by Medlink.

6.7        Should the indemnifying Party disagree with the indemnification charged, such party shall notify the indemnifiable Party, informing about its reasons to challenge the indemnification.  The parties involved shall endeavor their best efforts to solve the deadlock within a period no longer than fifteen (15) days counting from the date of notification of the indemnifying Party mentioned above and may, depending on the nature of the deadlock, avail themselves of experts such as, for instance, lawyers, economists, etc. to review the matter object of the deadlock.  If the Parties cannot reach a consensus as regards the matter object of the discussion, the discussions shall be submitted to arbitration pursuant to the terms of Chapter IX to this Agreement.

6.8        The indemnifiable party undertakes to reimburse the indemnifying party within thirty (30) days counting from the date in which the deadlock is solved as provided for above.

Chapter VII

Non-Competition, Non-Solicitation and Non-Engagement

7.1        Non-competition. Seller hereby expressly agrees and undertakes, for the period of five (5) years counting from the date hereof, to refrain from carrying out, whether directly or indirectly, within the Brazilian territory, any activities directly related to the Business (“Restricted Activities”), and to refrain from investing, whether directly or indirectly, in any kind of undertaking that exploits any of the Restricted Activities, or any other activity that directly or indirectly competes with the activities carried out by Medlink as of this date.

7.2        Non-Solicitation. Unless otherwise previously authorized by Medlink and/or by Buyer, in writing, as of the date hereof and for the period of  five (5)  years counting from the date hereof, Seller undertakes and expressly agrees to not, whether directly or indirectly, solicit, attract, persuade or induce any servant, subcontractor or employee of Medlink or any other person or entity controlled by, associated to, or retained by Medlink to: (i) terminate their employment agreements or contractual or commercial relationship with Medlink; (ii) refrain from extending or renewing any labor agreement, contractual or commercial relationship with Medlink; and/or (iii) cease to provide assets or service to Medlink.

7.3        Non-Engagement. In addition, Seller also undertakes, as of the date hereof and for the period of  five (5) years counting from the date hereof, to not hire, whether directly or indirectly, any person who, on the date hereof, render service directly to Medlink, whether as employee, servant or subcontractor of Medlink or any other person or entity control, associated or retained by Medlink.

Chapter VIII

Approval by the Antitrust Authorities

8.1        Approval by the Antitrust Authorities. No later than fifteen (15) business days counting from the date of execution of this Agreement, the Parties shall submit to the Antitrust Authorities the transactions object of this Agreement.  Buyer shall, in a timely manner, elect the lawyers who will provide assistance in the submission and the Parties shall cooperate to provide all pieces of information and/or documents necessary for such submission, as required for the fulfillment of the documents to be submitted to the Antitrust Authorities.  The submission costs shall be borne by Buyer.

8.1.1.    The Parties shall endeavor their best efforts to, in good faith, implement any and all final decision rendered by the Antitrust Authorities that may represent an alteration of the object of this transaction.

Chapter IX

Arbitration

9.1        Arbitration. Any and all disputes, controversies or claims related to or deriving from this Agreement and/or the violation to any terms and conditions set forth herein that may not be amicably solved shall be submitted to arbitration in accordance with the prevailing legislation, especially Law No. 9,307/96.

9.2        In case of any disputes between the Parties (including Américo and Medlink), any of them may notify the other Parties involved in the dispute, acknowledging the existence of the dispute and commencing the negotiations for the solution thereof.  The dispute can be submitted to arbitration if it cannot be solved until fifteen (15) days counting from the receipt of the notice.

9.3        The arbitration shall be governed by the rules of the Arbitration Regulation of the Arbitration Center of Brazil – Canada Chamber of Commerce (Câmara de Comércio Brasil-Canadá - “CCBC”), with Arbitration Center being responsible for the administration of the arbitration proceeding.  If the Arbitration Regulation of CCBC silences in relation to any aspects, the Parties hereto agree to apply, on a supplementary basis and in this order, the Brazilian procedural laws set forth by Law No. 9,307/96 and the Code of Civil Procedure.

9.4        The Arbitration Court shall consist of three (3) arbitrators, with each arbitrator to be appointed by one of the Parties involved in the dispute no later than five (5) days after installation of the arbitration proceeding.  The arbitrators appointed shall designate, also within five (5) days, one (1) arbitrator to chair the Arbitration Court. In case of more than two (2) Parties (“Multiparty Arbitration”), whether as petitioners or respondents, the petitioners shall, together, indicate one (1) arbitrator and the respondents shall, together, indicate the other arbitrator.

9.5        If one of the Parties does not appoint its arbitrator or should the arbitrators appointed do not reach a consensus as regards the presiding arbitrator within the timeframe stipulated above, it will be the duty of the chairman of the Arbitration Center of CCBC to appoint such arbitrator from amongst the members of the panel of arbitrators of CCBC no later than ten (10) days counting from the deadline for the appointment of all such arbitrators.  In case of a Multiparty Arbitration, if the Parties involved cannot reach a consensus as regards the appointment of their arbitrators, it will also be the duty of the of the CCBC Arbitration Center to proceed to the appointment of such arbitrators from amongst the member of the panel of arbitrators of CCBC.

9.6        The seat of the arbitration will be the City of São Paulo, State of São Paulo and the language of the arbitration shall be the Portuguese language.

9.7        The arbitrators shall make their decision based on the applicable Brazilian legislation, with arbitration by equity being forbidden.

9.8        The Parties agree to strive to reach an immediate, economic and fair solution for any dispute submitted to arbitration.

9.9        The arbitration award shall be considered final, binding on the Parties involved and not subject to appeal.

9.10      Notwithstanding the abovementioned provisions, any Party may resort to the Judiciary Branch exclusively in the cases stipulated below, such conduct to not be considered a waiver of arbitration as the sole means for the solution of disputes elected by the Parties: (i) for specific performance purposes; (ii) to guarantee the installation of the arbitration proceeding; (iii) to enjoy the benefits of precautionary measures intended to protect rights before the installation of the Arbitration Court and, when necessary, precautionary and binding measures during the arbitration proceeding; and (iv) to enforce any decision made by the Arbitration Court including, without limitation, the arbitration award.  To this effect, the Parties hereby elect the Central Courts of the Judiciary District of the Capital of the State of São Paulo as exclusively competent to analyze and rule on such matters.

9.11      Liability for the payment of the arbitration costs, as well as fees and expenses made by the arbitrators and experts and any other arbitration expense shall be stipulated in accordance with the Arbitration Regulation of CCBC Arbitration Center.

Chapter X

General Provisions

10.1      Term. Unless with regard to the (i) indemnification obligation provided for by Chapter VI, (ii) non-competition, non-solicitation and non-engagement obligation provided for in Chapter VII,  (iii) set forth in Clause 3.1.2 and Chapter VIII and (iv) confidentiality obligation provided for by Clause 10.2 below, this Agreement shall remain in force until the act set forth in Clause 3.2 above has been duly and fully fulfilled by Medlink.

10.2      Each Party, on its own behalf and on behalf of its affiliated, controlled, controlling companies and companies under common control with them, as well as spouses, ascendants, descendants, or on behalf of any managers, employees, service providers, consultants and related parties (“Related Parties”), undertake to keep strict secrecy in relation to this Agreement, its provisions and all other pieces of information and material, whether written, oral, electronic or in any other format, either obtained or received from the other Parties during the negotiation and execution of this Agreement (“Confidential Information”) for the period of two (2) years as from the date hereof, unless:

(i)         the Confidential Information is to be used for the purposes of this Agreement;

(ii)        the other Parties give their prior and express consent for the disclosure of such Confidential Information;

(iii)       the information is or becomes public domain, provided that not as a consequence of violation to the confidentiality obligation hereby stipulated, by virtue of an action or inaction of any Party or any of its Related Parties;

(iv)       the information is or becomes known or available to the Party or any of its Related Parties in a non confidential manner by means a source (other than the Party that is aware of the information or any of its Related Parties) which, to the best knowledge of the receiving Party, after due investigation, is not prohibited from disclosing such information;

(v)        the information is already legally known by the Party on the date of its disclosure by the other Party; or

(vi)       the information should be disclosed pursuant to the applicable laws or regulations, or upon a judicial or administrative order, decree or governmental norm to which the relevant Party is subject, provided such Party consults with the other Parties before disclosure, ensuring them the opportunity to take all measures necessary to prevent such disclosure.

10.3      The Parties hereby agree that the terms and conditions of this Agreement and its Exhibits represent the final terms and conditions between the Parties regarding the transaction herein contemplated and supersede any and all preceding agreements whether oral or written.

10.4      This Agreement is executed by the Parties in an irrevocable and irretractable manner and constitutes a legal, valid and binding obligation of the Parties, binding the Parties and all of their successors, heirs and/or authorized assignees on any account as of this date.

10.5      The obligations, rights and duties assumed in this Agreement may not be assigned at any time without the prior and express consent, in writing, of the other Parties.

10.6      The nullity or unenforceability of any Clause to this Agreement shall not affect the other Clauses to this Agreement, which shall remain in full force and effect in relation to all other clauses and conditions, with due regard for the systemic construction of the Agreement.

10.7      Failure to exercise, or the late exercise, by any Party, of the rights granted to them pursuant to this Agreement, shall not be construed as waiver of such a right.  Any and all waiver of rights stipulated in this Agreement shall only be valid when delivered in writing and executed by the waiving Party.

10.8      All communications or notices necessary pursuant to the terms of this Agreement, or that any of the Parties may wish to send shall be made in writing and personally delivered, or by courier, registered mail or extrajudicial notification, or sent by letter, fax, e-mail, in any event against proof of receipt or filing, with a copy to all Parties, to the following addresses:

If to Seller:

TRANSAX LIMITED

Att.: Stephen Walters

1133 S. University Drive,

Suite 210,

Plantation, Florida 33324, USA

Fax: (1) 888-317-6984

Email: swalters@transax.com

If to Buyer:

QC HOLDING I PARTICIPAÇÕES S.A

Alameda Santos, nº 415, 14º andar (parte)

São Paulo – SP

At.: José Seripieri Filho

Fax: (55 11) 3284-4000

E-mail: junior@qualicorp.com.br

If to Medlink:

Medlink Conectividade em Saúde Ltda.

Praia de Botofago, nº 440, 4º andar

Rio de Janeiro – RJ

At.: Américo Mendes de Castro

Fax: (55 21) 2131-0700

E-mail: americodecastro@medlinkbrasil.com.br

10.8.1   The notices delivered according to this Clause 10.8 above shall be considered received: (i) at the time of delivery, if delivered personally; (ii) at the time of receipt, if sent by mail or by courier; and (iii) if by fax or e-mail, on the date reflected in the confirmation of transmission receipt.  The original documents sent by fax or e-mail shall be referred to the addresses of the Parties provided in the preamble to this Agreement no later than two (2) business days after the message is sent.

10.9     This Agreement may be amended only in writing and upon the signature of all Parties.

10.10   With due regard for the provisions of this Agreement, and without adverse effects to the provisions of Clause 2.2.2, Clause 3.1(iii) and Clause 8.1, each of the Parties shall bear the corresponding costs relative to the transactions of this Agreement including, without limitation, expenses made by financial advisers and attorneys fees.

10.11    This Agreement is an extrajudicial bond pursuant to the terms of art. 585, item II, of the Code of Civil Procedure, and may be enforced before the courts by the Party that feels adversely affected in case of nonperformance of its terms.  Nonperformance, by any Party, of any provision of this Agreement may be solved by means of: (i) loss and damage; and/or (ii) specific performance, as the case may be.

10.12    This Agreement is governed by the laws of the Federative Republic of Brazil and is executed in English and Portuguese versions.  In case of any discrepancy between the English and Portuguese versions or any controversy or dispute, the Portuguese version of this Agreement shall prevail.

In witness whereof, the Parties hereto have caused this Agreement to be executed in three (3) copies, together with the undersigned witnesses
São Paulo, April 1, 2011. _______________________________ TRANSAX LIMITED By: Giovanni Cardoso Leite Biscardi Position: Power of Attorney
____________________________________ QC HOLDING I PARTICIPAÇÕES S.A By: Heráclito de Brito Gomes Júnior e Wilson Olivieri Position: Officers

Intervening Consenting Parties and Parties for purposes of Clause 3.1(iv):

_____________________________________

AMÉRICO MENDES DE CASTRO

_________________________________________

MEDLINK CONECTIVIDADE EM SAÚDE LTDA.

By: Américo Mendes de Castro

Position: Administrator

Witnesses: 1. ____________________________ Name: RG: CPF/MF: 2. ____________________________ Name: RG: CPF/MF: